Exhibit 10.1

AMENDMENT No. 2 to Securities Purchase Agreement

This Agreement dated as of November 28, 2006 is entered into by and between Myotech, LLC, a New York limited liability company (the “Company”), and Biophan Technologies, Inc., a Nevada corporation (the “Purchaser”).

Whereas, on November 30, 2005, the Company and the Purchaser entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”); and

Whereas, on December 21, 2005, the Company and the Purchaser entered into a letter agreement designated “Amendment and Waiver of Certain Conditions to Closing” (the “First Amendment”) which, among other things effected certain amendments to the Securities Purchase Agreement; and

Whereas, the Company and the Purchaser desire to further amend the Securities Purchase Agreement as hereinafter provided;

Now, therefore, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Purchaser hereby agree as follows:

1. Section 2.2(b) of the Securities Purchase Agreement, as previously amended by the First Amendment, is amended so as to provide that the Second Milestone Commitment shall be $3,725,000 rather than $3,475,000. The Purchaser will purchase for cash 1,357,804 Class A Units in consideration of the Second Milestone Commitment, based upon a purchase price of $2.7434 per Class A Unit

2. Section 2.2(d) of the Securities Purchase Agreement, as previously amended by the First Amendment, is amended so as to provide that the Fourth Milestone Commitment shall be $2,250,000 rather than $2,500,000. The Purchaser will purchase for cash 820,150 Class A Units in consideration of the Fourth Milestone Commitment, based upon a purchase price of $2.7434 per Class A Unit.

3. Section 2.4(a) of the Securities Purchase Agreement, as previously amended by the First Amendment, is amended to read in its entirety as follows:

“(a) In the event the Purchaser either (i) elects at any time not to make, or fails to timely elect to make, a Commitment (a "Non-Election"), or (ii) fails to actually remit funds in accordance with the applicable funding schedule with respect to a Commitment to which Purchaser has previously agreed (a "Funding Default"), then in any such case, the Company shall have the right to terminate this Agreement.”

4. Except to the extent modified by this Agreement, the Securities Purchase Agreement, as previously amended by the First Amendment, shall remain in effect in accordance with its terms.

5. (a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York (without reference to the conflicts of law provisions thereof).

(b) All notices, requests, consents and other communications under this Agreement shall be given in accordance with the notice provisions contained in the Securities Purchase Agreement.

(c) This Agreement and the Securities Purchase Agreement, as previously amended by the First Amendment and as amended hereby, constitute the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

(d) This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which shall constitute one and the same document. This Agreement may be executed by facsimile signatures.

Executed as of the date first written above.

COMPANY:

MYOTECH, LLC

By:   /s/ Jeffrey L. Helfer

Name: Jeffrey L. Helfer

Title: President

PURCHASER:

BIOPHAN TECHNOLOGIES, INC.

By:   /s/ Michael L. Weiner

Name: Michael L. Weiner

Title: President